PROSPECTUS Dated March 26, 1998                   Pricing Supplement No. 16 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-46935
Dated March 26, 1998                                              May 12, 1998
                                                                Rule 424(b)(3)

                       Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES C
                          Senior Floating Rate Notes

                                 --------------

               The Medium-Term Notes, Series C (Senior Floating Rate Notes) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date and will not be redeemable at the option of Morgan Stanley Dean Witter & Co. prior to the Maturity Date. The Notes are further described under "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, subject to and as modified by the provisions described below.

Principal Amount:        $100,000,000

Maturity Date:           May 15, 2000; provided that if such day is not a
                         Business Day, the payment of principal and interest will be made on the next succeeding
                         Business Day, and no interest on such payment shall accrue for the period from and after the Maturity Date

Interest Accrual Date:   May 15, 1998

Interest Payment Dates:  Each February 15, May 15, August 15 and November 15,
                         commencing August 15, 1998

Initial Interest Rate:   To be determined on the Business Day immediately
                         preceding the Original Issue Date

Base Rate:               Federal Funds Rate

Index Maturity:          1-Day

CUSIP:                   61745EMR9

Spread (Plus or Minus):  Plus 0.17% per annum

Minimum Denomination:    $1,000

Interest Payment Period: Quarterly

Specified Currency:      U.S. Dollars

Issue Price:             100%

Settlement Date
  (Original Issue Date): May 15, 1998

Initial Interest Reset
  Date: May 16, 1998, or if such day is not a Business Day, the next succeeding Business Day

Interest Reset Dates:    Each Business Day except the Business Day immediately
                         prior to each Interest Payment Date

Interest Reset Period:   Daily

Interest Determination
  Dates:                 The Business Day immediately preceding each
                         Interest Reset Date

Reporting Service:       Telerate (Page 120 under the heading "Federal Funds
                         Effective Rate")

Book Entry Note or
  Certificated Note:     Book Entry Note

Senior Note or
  Subordinated Note:     Senior Note

Agent:                   Morgan Stanley & Co. Incorporated

Calculation Agent:       The Chase Manhattan Bank

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                        MORGAN STANLEY DEAN WITTER